Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YUM CHINA HOLDINGS, INC.

Yum China Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended (the “DGCL”), hereby certifies as follows:

1.                      The name of the Corporation is Yum China Holdings, Inc. The Corporation was originally formed as Yum! China Holding, Inc. by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware on April 1, 2016. On June 30, 2016, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware, which amended the Certificate of Incorporation by changing the name of the Corporation to Yum China Holdings, Inc.

2.                      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3.                      This Amended and Restated Certificate of Incorporation amends and restates, in its entirety, the original Certificate of Incorporation, as amended.

4.                      Effective as of [•] Eastern time on [•], the text of the original Certificate of Incorporation, as amended, is amended and restated to read in its entirety as follows:

FIRST:        The name of the corporation is Yum China Holdings, Inc..

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

THIRD:  The Corporation shall have authority to issue [•] shares, par value $0.01 per share, of which [•] shares shall be Common Stock, and of which [•] shares shall be Preferred Stock, with the following powers, preferences and rights, and qualifications, limitations and restrictions.

(a)                                 Except as otherwise provided by law, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any series of Preferred Stock hereafter issued, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Stock hereafter issued having a preference on distribution in the liquidation, dissolution or winding up of the Corporation shall be entitled, to share ratably in the remaining net assets of the Corporation.

(b)                                 Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions and certificate of designation providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with the authority, to the fullest extent now or hereafter permitted by applicable law, to adopt any such resolution or resolutions.

FOURTH:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.  The name of the Corporation’s registered agent is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

FIFTH:  No holder of any share of capital stock of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or to purchase any shares of capital stock or other securities of the Corporation, nor have any right to cumulate such holder’s votes for the election of Directors (as defined below).  Any action required or permitted to be taken by the stockholders of the Corporation (the “Stockholders”) must be effected at a duly called annual or special meeting of the Stockholders and may not be effected by any consent in writing in lieu of a meeting.

SIXTH:  The term of existence of the Corporation shall be perpetual.

SEVENTH:  The following provisions are intended for the management of the business and for the regulation of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:

(a)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authorities by this Amended and Restated Certificate of Incorporation expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation (as amended from time to time in accordance with the provisions thereof, the “Bylaws”) required to be exclusively exercised or done by the Stockholders.

(b)                                 Special meetings of the Stockholders may be called exclusively:  (i) by the Board of Directors; or (ii) by the Chairman of the Board of Directors, the Corporation’s Chief Executive Officer or the Corporation’s Secretary, in each case with the concurrence of a majority of the Board of Directors.  Special meetings of Stockholders shall be held at such places and times as determined by the Board of Directors in its discretion. Advance notice of stockholder nominations for the election of Directors and of business to be brought before any meeting of the Stockholders shall be given in the manner provided in the Bylaws.

(c)                                  The number of directors of the Corporation (“Directors”) constituting the Board of Directors shall not be less than three nor more than fifteen.  Within such limit, the number of members of the entire Board of Directors shall be fixed from time to time exclusively by the Board of Directors, subject to the rights of holders of any series of Preferred Stock with respect to the election of Directors, if any.  During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article Third above, then upon commencement and for the duration of the period during which such right continues, the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to such provisions.

(d)                                 Prior to the third annual meeting of Stockholders, the Board of Directors shall be classified into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors and the allocation of Directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of Stockholders following [•]; the initial Class II Directors shall serve for a term expiring at the second annual meeting of Stockholders following [•]; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of Stockholders following [•]. Directors elected to replace initial Class I and Class II Directors shall serve terms expiring at the third annual meeting of Stockholders following [•].  Each Director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

(e)                                  From and including the third annual meeting of Stockholders, each Director shall be elected to serve a term of one year, with each Director’s term to expire at the annual meeting next following the Director’s election.  Notwithstanding the expiration of the term of a Director, the Director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation or removal.

(f)                                   Directors may be removed:  (i) prior to the third annual meeting of Stockholders, only for cause by the affirmative vote of a majority of the voting power of outstanding Common Stock; and (ii) from and including the third annual meeting of Stockholders, with or without cause by the affirmative vote of a majority of the voting power of outstanding Common Stock.

(g)                                  A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by Stockholders to elect the full authorized number of Directors, may only be filled by a majority of the remaining Directors or by the sole remaining Director in office.  In the event of the death, resignation, removal of a Director during his or her elected term of office, his or her successor shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified.

(h)                                 The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, in whole or in part, without any action on the part of the Stockholders;

(i)                                     The Corporation shall have the right, subject to any express provisions or restrictions herein or in the Bylaws, from time to time, to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by law.

(j)                                    The Board of Directors may create and make appointments to one or more committees of the Board of Directors comprised exclusively of Directors who will serve at the pleasure of the Board of Directors and who may have and exercise such powers of the Board of Directors in directing the management of the business and affairs of the Corporation as the Board of Directors may delegate, in its sole discretion, consistent with the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

(k)                                 Unless and except to the extent the Bylaws so require, the election of Directors need not be by written ballot.

EIGHTH:

(a)                                 A Director shall not be personally liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

(b)                                 Each Director and officer of the Corporation who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as the same may be amended) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article Eighth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article Eighth or otherwise.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as the foregoing indemnification of Directors and officers.

(c)                                  If a claim under paragraph (b) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or the Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or the Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)                                 The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eighth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of Stockholders or disinterested Directors or otherwise.

(e)                                  The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(f)                                   Any amendment, repeal or modification of any provision of this Article Eighth shall, unless otherwise required by law, be prospective only (except to the extent such amendment, repeal or modification permits the Corporation to further limit or eliminate the liability of Directors or officers) and shall not adversely affect any right or protection of any current or former Director or officer of the Corporation existing hereunder at the time of such amendment, repeal or modification with respect to any act or omission occurring prior to such amendment, repeal or modification.

NINTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former Director, officer, employee or agent of the Corporation to the Corporation or to the Stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former Director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

TENTH:  If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has duly executed this Amended and Restated Certificate of Incorporation as of the [•] day of [•], 2016.

YUM CHINA HOLDINGS, INC.

By:
Name:
Title: